SMITH BARNEY MONEY FUNDS, INC.

	ARTICLES SUPPLEMENTARY


	Smith Barney Money Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of capital stock of the Corporation, the Board of Directors has reclassified (1) a portion of the authorized but unissued shares of capital stock of each of the "Cash Portfolio" and the "Government Portfolio" into Class Y shares of capital stock of such series or portfolios, (2) a portion of the authorized but unissued shares of capital stock of each of the "Cash Portfolio" and the "Government Portfolio" into Class Z shares of capital stock of such series or portfolios and (3) a portion of the authorized but unissued shares of capital stock of the "Retirement Portfolio" into Class Y shares of capital stock of such series or portfolio, in each case having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares as contained in the charter and as supplemented by the provisions hereinafter set forth.

	SECOND: All Classes of any series or portfolio of Common Stock of the Corporation shall represent the same interest in the Corporation and have identical preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as any other shares of Common Stock of that series or portfolio; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

		(1) The Class A shares, Class C shares, Class Y shares and Class Z shares of each series or portfolio shall be subject to such front-end sales loads or such contingent deferred sales charges as may be established by the Board of Directors from time to time in accordance with the Investment Company
Act of 1940 (the "Investment Company Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") and set forth in the then current prospectus for such shares;

		(2) Expenses related solely to a particular Class of a series or portfolio (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated, which may differ among the various Classes) shall be borne by that Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation of that Class;

		(3) At such time as may be determined by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD and reflected in the current registration statement relating to a series or portfolio, shares of a particular Class of a series or portfolio may be automatically converted into shares of another Class; provided, however, that such conversion shall be subject to the continuing availability of an opinion of counsel to the effect that such conversion does not constitute a taxable event under federal income tax law and shall otherwise be in accordance with the Investment Company
Act. The Board of Directors, in its sole discretion, may suspend any conversion rights if such opinion is no longer available; and

		(4) As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act or by the Maryland General Corporation Law (including without limitation, approval of any plan, agreement or other arrangement referred to in subsection (2) of this Article
SECOND), such requirement as to a separate vote by the Class shall apply in lieu of single class voting, and, if permitted by the Investment Company Act or any rules, regulations, or order thereunder and the Maryland General Corporation Law, the Classes of more than one series or portfolio shall vote together as a single Class on any such matter which shall have the same effect on each such Class. As to any matter that does not affect the interest of a particular Class, only the holders of shares of the affected Classes shall be entitled to vote.

	THIRD: After giving effect to the reclassification of shares herein provided for, the Cash Portfolio has been divided into four classes of shares, designated Class A, Class C, Class Y and Class
Z, and each consisting, until further changed, of the lesser of (x) 25,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock of that series or portfolio less the total number of shares of all other classes of Common Stock of that series or portfolio then issued and outstanding.

	FOURTH: After giving effect to the reclassification of shares herein provided for, the Government Portfolio has been divided into four classes of shares, designated Class A, Class C, Class Y and Class Z, and each consisting, until further changed, of the lesser of (x) 10,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock of that series or portfolio less the total number of shares of all other classes of Common Stock of that series or portfolio then issued and outstanding.

	FIFTH: After giving effect to the reclassification of shares herein provided for, the Retirement Portfolio has been divided into two classes of shares, designated Class A and Class Y, and each consisting, until further changed, of the lesser of (x)
5,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of Common Stock of that series or portfolio less the total number of shares of all other classes of Common Stock of that series or portfolio then issued and outstanding.





	SIXTH: These Articles Supplementary do not change the outstanding capital stock of the Corporation or the aggregate par value thereof.


	IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and witnessed by its Secretary on this 3rd day of November, 1994.


WITNESS:						SMITH BARNEY MONEY FUNDS, INC.


                               				By:

Christina T. Sydor						Stephen J. Treadway
Secretary							Chairman of the Board


	THE UNDERSIGNED, the Chairman of the Board of Smith Barney Money Funds, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




							Stephen J. Treadway
							Chairman of the Board







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